Exhibit 2.1

AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENT

This AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENT (this “Amendment”), is made and entered into effective as of September 27, 2010 (the “Effective Date”), by and between Carmike Cinemas, Inc. (“Subscriber”) and SV Holdco, LLC, a Delaware limited liability company (“SV Holdco”).

WHEREAS, SV Holdco and Subscriber previously entered into that certain Subscription Agreement, dated as of the Effective Date (the “Subscription Agreement”);

WHEREAS, Subscriber and the other members party thereto previously entered into that certain Amended and Restated Limited Liability Company Agreement of SV Holdco, dated as of October 14, 2010 (the “LLC Agreement”);

WHEREAS, the Distribution Threshold (as defined in the LLC Agreement) that is applicable to Subscriber’s Initial Units pursuant to the Subscription Agreement and the LLC Agreement (by reference therein) was intended to reflect the fair market value of SV Holdco’s net assets as of October 14, 2010 (the “Valuation Date”);

WHEREAS, subsequent to the Valuation Date, (i) SV Holdco and Subscriber determined and agreed that the methodology initially used on the Effective Date by SV Holdco and Subscriber to determine the Distribution Threshold was incorrect, and (ii) SV Holdco obtained a formal appraisal of the fair market value of its net assets as of the Effective Date from its financial advisors, which differed from SV Holdco’s and Subscriber’s earlier estimation hereof and resulted in a different value being established for the Distribution Threshold applicable to Subscriber’s Initial Units;

WHEREAS, each of SV Holdco and Subscriber desire to amend the Distribution Threshold that is applicable to Subscriber’s Initial Units pursuant to the Subscription Agreement and the LLC Agreement (by reference therein) to conform to the appraised fair market value of SV Holdco’s net assets, and to do so with retroactive effect as of date of the Subscription Agreement and the LLC Agreement, as applicable, consistent with the parties’ intent; and

WHEREAS, capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in Subscription Agreement.

NOW, THEREFORE, in consideration of their mutual promises, covenants, obligations and agreements set forth herein, for other good and valuable consideration, and notwithstanding anything to the contrary in the Subscription Agreement, Subscriber and SV Holdco hereby agree as follows:

1. Amendment to Subscription Agreement. Effective as of the Effective Date, Section 1.5 of the Subscription Agreement is hereby amended by deleting the reference to “$106,209,150” in clause (a) of such section and replacing it with the new value of “$85,000,000.”

2. Governing Law. This Amendment shall be governed by, and construed in accordance with the laws of the State of New York, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

3. Descriptive Headings. The descriptive headings in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Amendment.

4. Counterparts. This Amendment may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

5. No Other Modifications. Except as modified hereby, the Subscription Agreement shall remain in full force and effect and unmodified.

6. Binding Effect; Benefits. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns. Nothing in this Amendment, express or implied, is intended or shall be construed to give any person other than the parties to this Amendment or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

7. Amendment. This Amendment may not be amended, modified or supplemented except by a written instrument executed by Subscriber and SV Holdco.

8. Assignability. Neither this Amendment nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either SV Holdco or Subscriber without the prior written consent of SV Holdco and Subscriber.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto hereby executes this Amendment effective as of September 27, 2010.

SV HOLDCO, LLC

By:	/s/ Andy Howard
Name:	Andy Howard
Title:

Dated:

SUBSCRIBER:

CARMIKE CINEMAS, INC.

By:	/s/ S. David Passman III
Name:	S. David Passman III
Title:	President and Chief Executive Officer

Dated:	February 22, 2011

[Signature page to Amendment No. 1 to Subscription Agreement]